Exhibit 99.10

PREFERRED STOCK PURCHASE AGREEMENT

This Preferred Stock Purchase Agreement (the "Agreement") is entered into as of March ____, 2001 (the "Effective Date"), by and among PowerBrief, Inc., a Texas corporation (the "Company"), and the investors listed on Exhibit A attached hereto (each a "Purchaser" and together the "Purchasers").

SECTION 1

Purchase and Sale of Preferred Stock

1.1     Certificate of Designation.  The Company shall adopt and file with the Secretary of State of the State of Texas on or before the Closing (as defined below) the Certificate of Designations, Rights and Preferences of Senior Convertible Preferred Stock, Series A in the form attached hereto as Exhibit B (the "Certificate of Designation").

1.2     Sale of Stock.  Subject to the terms and conditions hereof, on the Closing Date, as defined below, each Purchaser agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Convertible Preferred Stock, Series A, set forth opposite each such Purchaser's name on Exhibit A attached hereto at a purchase price of $1.12 per share.  The shares of Convertible Preferred Stock, Series A issued to the Purchasers pursuant to this Agreement shall be hereinafter referred to as the "Stock ."  The Company's agreements with each of the Purchasers are separate agreements, and the sales of Stock to each of the Purchasers are separate sales.

1.3     Closing Date.  The closing (the "Closing") of the purchase and sale of the Stock shall be held at the offices of Venture Law Group, 2775 Sand Hill Road, Menlo Park, California at 10:00 a.m. on March __, 2001  or at such other date, time and place upon which the Company and the Purchasers acquiring more than half the Stock to be sold at the Closing mutually agree. (the date of the Closing is hereinafter referred to as the "Closing Date").

1.4     Delivery.  At the Closing, the Company will deliver to each Purchaser a certificate or certificates representing the shares of Stock purchased by such Purchaser, against payment of the purchase price therefor, by check or wire transfer.

1.5     Legend.  The certificate or certificates for the Stock shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act") and referring to restrictions on transfer herein, such legend to be substantially as follows:

"THE Securities REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (A) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE " ACT"), OR (C) FULL COMPLIANCE WITH THE PROVISIONS OF RULE 144 UNDER THE ACT."

SECTION 2

Representations and Warranties of the Company

Specifically excluding any matters relating to or arising out of the assets, liabilities or conduct of the business of Integrated Orthopaedics, Inc. ("IOI") prior to the effective time of the Merger (the "Merger") between PowerBrief, Inc., a Delaware Corporation, and IOI currently known as PowerBrief, Inc., a Texas Corporation (referred to herein as the "Company"), the Company hereby represents and warrants to each Purchaser as of the Closing Date that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit C, which exceptions shall be deemed representations and warranties as if made hereunder:

2.1     Organization.  The Company is a corporation duly organized and validly existing under the laws of the State of Texas and is in good standing under such laws.  The Company has requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.  The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a materially adverse effect on the Company.

2.2     Capitalization.

(a)     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.001 par value, of which at March 23, 2001, 28,508,909 shares were issued and outstanding, and 20,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued and outstanding.  Since March 23, 2001 no shares of the Company's Common or Preferred Stock have been issued, except pursuant to the exercise of options or warrants outstanding as of March 23, 2001.  All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.  In addition to the foregoing, the Company has reserved and outstanding the following warrants, rights, options and convertible securities: (i) warrants for the purchase of 534,540 shares of Common Stock at an exercise price of 1.25 times the lesser of $1.4815 and the lowest average closing price of the Common Stock over any consecutive 20 calendar days during the 90 calendar days after February 27, 2001 per share, which warrants expire in February 26, 2006 ("PBWA Warrants"); (ii) warrants for the purchase of between 1,285,445 and 1,498,482 shares of Common Stock at an exercise price of $5.55 per share which will be adjusted on May 28, 2001, upon the determination of the exercise price of the PBWA Warrants, in accordance with the anti dilution provision as stipulated in the warrant agreement, which warrants expire in June 30, 2005 ("IOI B warrants");  (iii) warrants for the purchase of 2,959,274 shares of Common Stock at an exercise price of 1.25 times the lesser of $1.4815 and the lowest average closing price of the Common Stock over any consecutive 20 calendar days during the 90 calendar days after February 27, 2001 ("IOI A Warrants") which warrants expire on February 26, 2006;  (iv) warrants for the purchase of between 1,285,445 and 1,498,482 shares of Common Stock at an exercise price equal to the IOI B Warrants exercise price as adjusted on May 28, 2001 which warrants expire on June 30, 2005; (v) warrants for the purchase of 275,573 shares of Common Stock at an exercise price which range from $0.01 and $1.82 ("PW EX Warrants") which 267,526 of the warrants expire from July 16, 2002 through June 29, 2010 or 20 days after an offering of $10,000,000 or more which is registered under the Securities Act and 8,047 warrants which expire from March 6, 2011 through March 30, 2011; and (vi) 1,729,978 shares of Common Stock reserved for issuance pursuant to the Company's 2000 Equity Incentive Plan, of which, at March 23, 2001, options (net of repurchases) to purchase zero shares had been exercised, options to purchase 1,416,936 shares were outstanding and 313,042 shares remained available for future grant; (vii) 310,372 shares of Common Stock reserved for issuance pursuant to the Executive Employment Agreement of Ernest Rapp at March 23, 2001, options to purchase 310,372 were outstanding; (viii) 500,000 shares of Common Stock reserved for issuance pursuant to the Integrated Orthopaedics, Inc. 1997 Incentive Plan of which at March 23, 2001 options to purchase 147,200 shares are outstanding and 352,800 are available for future grant.  Except as described in this Section 2.2, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities.  All of the issued and outstanding securities of the Company have been issued in compliance with all applicable federal and state securities laws.

(b)     Attached to the Schedule of Exceptions is a complete and accurate spreadsheet showing the Company's projected fully-diluted capitalization (on an as-converted basis) after the Closing, taking into account all anti-dilution adjustment applicable to all securities issued and outstanding as of the Closing Date, assuming the sale and issuance at the Closing of all of the Stock set forth on Exhibit A.

2.3     Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement"), the Voting Agreement substantially in the form attached hereto as Exhibit E (the "Voting Agreement"), the Mutual Release of Claims substantially in the form attached hereto as Exhibit F (the "Release of Claims"), and the Indemnification Agreement substantially in the form attached hereto as Exhibit G (the "Indemnification Agreement", and together with this Agreement, the Registration Rights Agreement, the Voting Agreement, and the Release of Claims, the "Agreements"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Stock and the Common Stock issuable upon conversion of the Stock (together, the "Securities ") has been taken or will be taken prior to the Closing.  The Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement, the Release of Claims and the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.4     Valid Issuance of Securities.  The Stock that is being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Registration Rights Agreement and applicable state and federal securities laws.   Based in part upon the representations of the Purchasers in this Agreement, the Stock will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Registration Rights Agreement and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws.

2.5     No Conflict.  The execution and delivery of the Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Articles of Incorporation or Bylaws of the Company or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, which conflict, violation, default or right would have a material adverse effect on the business, properties, prospects or financial condition of the Company.

2.6     Accuracy of Reports.  All reports required to be filed with the Securities and Exchange Commission (the "SEC") by the Company from the effective date of the Merger through the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), copies of which have been made available to each Purchaser (the "SEC Documents"), have been duly and timely filed, were in compliance with the requirements of their respective forms when filed, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein in light of the circumstances in which made not misleading.

2.7     Changes.  Since the effective date of the Merger, there has not been (a) any incurrence by the Company of any material liability, absolute or contingent, or (b) any event or condition of any character that has materially and adversely affected or might materially and adversely affect the business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted).   There is no material liability or contingency of the Company that is not disclosed in the SEC Documents.

2.8     Governmental Consents, etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement and the other Agreements, or the consummation of any other transaction contemplated hereby and thereby, except such filings as may be required to be made with the SEC, the National Association of Securities Dealers, Inc. ("NASD") and with governmental authorities for purposes of effecting compliance with the securities and blue sky laws in the states in which Securities are offered and/or sold, which compliance will be effected in accordance with such laws.

2.9     Litigation.  There is no pending or, to the best of the Company's knowledge, threatened lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation (" Litigation") to which the Company is a party or by which any material portion of its assets, taken as a whole, may be bound, nor is the Company aware of any basis therefor, which Litigation, if adversely determined, would have a material adverse effect on the business, properties, prospects or financial condition of the Company.

2.10     Patents and Trademarks.  Except as disclosed in the December 28, 2000 Amendment No.1 to the Company's Registration Statement on Form S-4 (the "S-4 Amendment"), the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without infringement of any rights of a third party.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity, which violation would have a material adverse effect on the business, properties, prospects or financial condition of the Company.   Except as disclosed in the S-4 Amendment, the Company has not granted (nor has the Company licensed from a third party) any material rights to or licenses to its patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes.

2.11     Registration Rights.  The Company is not presently under any obligation and has not granted any rights to register its securities under the Securities Act with respect to any of its presently outstanding securities, which rights would be implicated with respect to the registration contemplated by the Registration Rights Agreement and which rights have not been waived by the holders thereof.

2.12     No Material Default.  The Company is not in violation of or default under any provision of (a) its Articles of Incorporation or Bylaws or (b) any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise or license to which it is a party or by which it is bound or (c) any federal or state judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, except with respect to clauses (b) and (c) above, such violations or defaults as would not have a material adverse effect on the business, properties, prospects or financial condition of the Company.

2.13     Disclosure.  The Purchasers have had access to and reviewed the SEC filings of the Company and the Company has fully provided the Purchasers with all the information that the Purchasers have requested for deciding whether to acquire the Stock and all information that the Company believes is reasonably necessary to enable the Purchasers to make such a decision.  No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto, or any certificate or document furnished or to be furnished to Purchasers at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.14     Rights of Preferred and Common Stock.  The shares of Stock sold to the Purchasers hereunder shall have the rights, preferences, privileges and restrictions provided in the Certificate of Designation.  The shares of Common Stock issuable upon conversion of the Stock shall have the rights, preferences, privileges and restrictions provided in the Company's Articles of Incorporation.

2.15     Completion of Merger.  The merger contemplated by the S-4 Amendment between Integrated Orthopaedics, Inc. and PowerBrief, Inc., has been consummated.

2.16     Trading of Common Stock.  The Company's Common Stock is currently quoted on the OTC Bulletin Board (OTCBB) under the symbol "PWRB", and the Company presently satisfies all criteria to remain eligible for quotation on the OTCBB.

SECTION 3

Representations and Warranties of the Purchasers

Each Purchaser hereby represents and warrants to the Company as follows:

3.1     Investment.  Purchaser will acquire the Securities purchased from the Company pursuant to this Agreement for investment for its own account, not as a nominee or agent and not with a view to or for resale in connection with any distribution thereof.  Purchaser understands that the Securities purchased by such Purchaser from the Company pursuant to this Agreement have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of such Purchaser's investment intent and the accuracy of such Purchaser's representations as expressed herein.

3.2     Accredited Investor.  Each Purchaser is an "accredited investor" as defined by Rule 501(a) of the Securities Act.  The S-4 Amendment and the SEC Documents have been made available to each Purchaser, and each Purchaser has received all the information it has requested regarding the Company.  Each Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

3.3     Authority.  The Agreements have been duly executed and delivered by each Purchaser and constitute legal, valid and binding obligations of the Purchasers, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement, the Release of Claims and the Indemnification Agreement may be limited by applicable federal or state securities laws.  The execution and delivery of this Agreement and the other Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any obligation under any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchasers.

3.4     Government Consents, etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchasers is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated hereby.

3.5     Investigation.  Each Purchaser has had a reasonable opportunity to discuss the Company's business, management and financial affairs with the Company's management.

SECTION 4

Conditions to Obligations of the Purchasers

The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1     Representations and Warranties Correct.  The representations and warranties made by the Company in Section 2 shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

4.2     Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

4.3     No Order Pending.  There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

4.4     No Law Prohibiting or Restricting Sale.  There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Securities (except as otherwise referenced in this Agreement).

4.5     Compliance Certificate.  The Company shall have delivered to the Purchasers a certificate substantially in the form attached hereto as Exhibit H hereto executed by a duly authorized officer, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2.

4.6     Registration Rights Agreement.  On or before the Closing, the Company and the Purchasers shall have executed and delivered the Registration Rights Agreement.

4.7     Voting Agreement.  On or before the Closing, the Company, the Purchasers and the other parties thereto shall have executed and delivered the Voting Agreement.

4.8     Release of Claims.  On or before the Closing, the Company, the Purchasers and the other parties thereto shall have executed and delivered the Release of Claims.

4.9     Indemnification Agreement.  On or before the Closing, the Company, the Purchasers and the other parties thereto shall have executed and delivered the Indemnification Agreement.

4.10     Opinion of Company Counsel.  The Purchasers shall have received from Locke Liddell & Sapp, LLP, counsel for the Company, an opinion, dated as of the Closing, substantially in the form attached hereto as Exhibit I.

4.11     Certificate of Designation.  On or before the Closing, the Company shall have filed with the Secretary of State of the State of Texas the Certificate of Designation, which shall continue to be in full force and effect as of the Closing.

4.12     Board of Directors.  As of the Closing, the Company's Board of Directors shall be comprised of Scott Hancock, a designee of Chartwell, John Knapp, Ernest Rapp, and _____________].

4.13     Minimum Investment.  As of the Closing, the Company shall have sold at least 446,428 shares of Stock to Purchasers other than FW PowerBrief Investors, L.P.

4.14     Bylaw Amendment.  The Company's bylaws shall have been amended to provide that the consent of at least one director designated by the Purchasers shall be required for the issuance of any stock options reserved for future issuance and that this provision of the bylaws may not be changed without the complicity of at least one of such directors.

SECTION 5

Conditions to Obligations of the Company

The obligations of the Company under this Agreement are subject to the fulfillment on or prior to the Closing of each of the following conditions, unless otherwise waived:

5.1     Representations and Warranties Correct.  The representations and warranties made by the Purchasers in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2     Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

5.3     No Order Pending.  There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

5.4     No Law Prohibiting or Restricting Such Sale.  There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Securities (except as otherwise provided in this Agreement).

5.5     Release of Claims.  On or before the Closing, the Purchasers and the other parties thereto shall have executed and delivered the Release of Claims.

SECTION 6

Covenants of the Company

6.1     Reservation of Conversion Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Stock and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Stock from time to time outstanding or otherwise to comply with the terms of this Agreement.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Stock or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.  The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Stock.

6.2     Use of Proceeds.  The Company shall use the proceeds raised from the sale and issuance of the Stock for general corporate purposes.

SECTION 7

Miscellaneous

7.1     Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

7.2     Survival.  Unless otherwise set forth in this Agreement, the warranties and representations of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive for a period of two (2) years after the Closing.

7.3     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.4     Entire Agreement; Amendment.  This Agreement, the other Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against which enforcement of any such amendment, waiver, discharge or termination is sought.

7.5     Notices and Dates.  Unless otherwise provided herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier and addressed to the party to be notified at such party's address as set forth on Exhibit A hereto or as subsequently modified by written notice. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

7.6     Brokers.

(a)     The Company has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement.  The Company hereby agrees to indemnify and hold harmless the Purchasers from and against all fees, commissions or other payments owing to any party acting on behalf of the Company hereunder.

(b)     No Purchaser has engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement.  Each Purchaser hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any party acting on behalf of such Purchaser hereunder.

7.7     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.8     Costs and Expenses.  Regardless of whether the Closing occurs, the Company and the Purchasers shall each bear their own legal and other expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, that upon the occurrence of and at such Closing, the Company shall pay (i) the reasonable fees and out-of-pocket expenses of Venture Law Group, special counsel to Keystone, Inc. (up to an aggregate maximum of $25,000) and (ii) reasonable due diligence fees and expenses of Keystone, Inc. (up to an aggregate maximum of $10,000).

7.9     No Third Party Rights.  Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

7.10     Publicity.  The Purchasers and the Company shall not issue any public statement concerning the transactions contemplated by this Agreement without the reasonable prior written consent of the parties named in such public statement; provided, however, that the parties may disclose the transaction or the terms hereof or thereof from time to time without the approval of the party whose name is disclosed if (i) such approval has been requested and not received and such party concludes (after consulting with counsel) that it is required by law to disclose the transaction or the terms thereof or (ii) to the extent that similar disclosure has been previously approved pursuant to this Section 7.10.

7.11     Captions and Headings.  The captions and headings used herein are for convenience and ease of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.12     Counterparts.  This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date aforesaid.

POWERBRIEF, INC.

By:

Name:

Title:

PURCHASERS:

FW PowerBrief Investors, L.P., a Delaware limited partnership
By:	Group III 31, LLC, a Delaware limited liability company, its General Partner
By:
Its:

[Name of Investor]

By:

Name:

Title: